Exhibit 99.1

FOR IMMEDIATE RELEASE
29903 Agoura Road, Agoura Hills, California 91301	Julie MacMedan
Telephone: 818 871-5000 Fax: 818 871-7400	THQ/Investor Relations
818/871-5095

Liz Pieri
THQ/Media Relations
818/871-5061

THQ REPORTS FISCAL 2006 THIRD QUARTER RESULTS

-- Company expects 14% - 20% sales growth with higher operating margins in FY 2007 --

AGOURA HILLS, Calif. – February 3, 2006 - THQ Inc. (NASDAQ: THQI) today announced fiscal 2006 third quarter results exceeded previous guidance.  The company also established initial guidance for fiscal 2007 of sales growth in the range of 14% to 20% and EPS growth of 34% to 50%.

For the three months ended December 31, 2005, THQ reported net sales of $357.8 million and net income of $47.6 million, or $0.72 per diluted share.  These results exceeded the company’s previous guidance of net sales of $320 million and net income of $0.65 per diluted share.  For the same period a year ago, THQ reported net sales of $400.3 million and net income of $62.9 million, or $1.05 per diluted share.

For the nine months ended December 31, 2005, the company reported net sales of $658.5 million and net income of $42.2 million, or $0.65 per diluted share.  For the same period a year ago, THQ reported net sales of $584.8 million and net income of $52.7 million, or $0.88 per diluted share.

“Our strategy to target the mass-market consumer this holiday succeeded,” said Brian Farrell, THQ president and CEO.  “In 2005, we gained market share in each of our major markets, especially among the core gamer audience, driving our ranking as the #3 independent video game publisher worldwide, excluding Japan.  We continued to diversify our product portfolio, grow our studio system and expand our global sales network, which are key drivers for THQ’s long-term profitable growth.”

Farrell continued, “While we view 2006 as a transition year for the industry, THQ is positioned to grow significantly in our fiscal year ending March 31, 2007.  During the fiscal year, we plan to release several critically acclaimed new titles targeted to the avid gamer, including Saints Row for Xbox 360, Company of Heroes and Titan Quest for Windows PC, and games based on our industry leading mass-market brands, such as the upcoming Disney/Pixar film Cars.

“We are excited about the long-term growth prospects for THQ.  We continue to build our pipeline of titles based on our partnerships with some of the world’s leading content providers and our growing portfolio of owned and original properties created by THQ’s studio system, which encompasses 12 internal studios and strong relationships with leading third-party developers.  We plan to leverage this pipeline to capitalize on the strong market growth expected over the next cycle.”

Financial Guidance

THQ reaffirmed previous earnings guidance and increased sales guidance for the full fiscal year ending March 31, 2006, and provided initial guidance for the full fiscal year ending March 31, 2007:

•	For the fourth quarter of fiscal 2006, the company expects net sales of approximately $135 million and net income of about $0.02 per diluted share

•	For the fiscal year ending March 31, 2006, THQ expects net sales of approximately $790 million and net income of approximately $0.67 per diluted share

•

For the fiscal year ending March 31, 2007, the company expects net sales in the range of $900 million to $950 million and higher operating margins resulting in net income in the range of $0.90 to $1.00 per diluted share, excluding the impact of stock option expense, which has not yet been determined

All per share amounts reflect a 3-for-2 stock split effected on September 1, 2005.

Recent Developments

•

In calendar 2005, THQ gained market share in each of its major markets and achieved the #3 independent video game software publisher ranking worldwide, excluding Japan, according to the NPD Group, Inc., Chart Track and GfK data

•

During the December quarter, THQ  shipped more than 2.5 million units of WWE® SmackDown® vs. Raw®  and more than one million units each of Bratz Rock Angelz™, The Incredibles: Rise of the Underminer and SpongeBob SquarePants: Lights Camera PANTS!

•	Fiscal year to date, THQ shipped more than one million units of seven titles, including new original properties Juiced™ and Destroy All Humans!™

•	THQ announced plans to bring dynamic in-game advertising to its video game titles through its partnership with Massive Incorporated

•	THQ announced today that Doug Clemmer has been named head of THQ Wireless

•

THQ announced today that its Kaos studio, which includes industry veterans from the R&D team responsible for the multi-million unit franchise Battlefield 2, is working on an original property for next-generation consoles and Windows PC scheduled for calendar 2007

•

THQ announced the rights to publish videogames for console and select handheld gaming systems based on Columbia Pictures’ highly anticipated feature film Monster House from award-winning executive producers Robert Zemeckis and Steven Spielberg

•

THQ and Conan Properties International, LLC announced a worldwide, multi-year licensing agreement for THQ to develop interactive games based on the Conan universe. The agreement covers development for all current and next-gen systems as well as Windows PC, wireless and handheld platforms

Investor Conference Call

THQ will host a conference call to discuss fiscal third quarter results today at 11:00 a.m. Eastern/8:00 a.m. Pacific. Please dial (800) 591-6942 or (617) 614-4909, access code 19442768 to listen to the call or visit the THQ Inc. Investor Relations home page at www.thq.com.  The online archive of the broadcast will be available approximately two hours after the live call ends.  In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through February 6, 2006, by dialing (888) 286-8010 or (617) 801-6888, access code 50821581.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, Company of Heroes, Destroy All Humans!, Juiced, Saints Row, The Outfit, Titan Quest and their respective logos are trademarks and/or registered trademarks of THQ Inc.

All other trademarks are trademarks or registered trademarks of their respective owners.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarter and fiscal year ending March 31, 2006 and the fiscal year ending March 31, 2007 and for the company’s product releases and financial performance in future periods.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  THQ did not retain nor otherwise influence The NPD Group, Inc., Chart-Track or GfK.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2005, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

# # #

(Tables Follow)

THQ Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Net sales	$357,848	$400,315	$658,507	$584,805
Costs and expenses:
Cost of sales	124,164	126,270	225,310	190,916
License amortization and royalties	41,899	54,507	66,358	70,511
Software development amortization	33,129	47,740	80,924	78,492
Product development	23,954	24,207	64,348	49,537
Selling and marketing	44,318	48,010	107,941	86,260
Payment to venture partner	8,537	7,050	11,126	9,087
General and administrative	17,984	12,298	50,285	37,807

Total costs and expenses	293,985	320,082	606,292	522,610

Income from operations	63,863	80,233	52,215	62,195
Interest income	1,826	833	5,763	2,790

Income before income taxes and minority interest	65,689	81,066	57,978	64,985
Income taxes	18,044	18,057	15,654	12,136

Income before minority interest	47,645	63,009	42,324	52,849
Minority interest	(62)	(74)	(116)	(169)

Net Income	$47,583	$62,935	$42,208	$52,680

Net income per share – basic	$0.76	$1.08	$0.68	$0.91

Net income per share – diluted	$0.72	$1.05	$0.65	$0.88

Shares used in per share calculation – basic	62,982	58,472	62,265	58,183

Shares used in per share calculation – diluted	65,919	59,875	65,154	59,695

Share and earnings per share data have been restated to reflect our three-for-two stock split for shareholders of record as of August 19, 2005, paid September 1, 2005.

THQ Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2005	March 31, 2005

ASSETS
Cash, cash equivalents and short-term investments	$296,115	$331,173
Accounts receivable, net	187,737	73,700
Inventory	31,189	23,802
Licenses	22,214	12,464
Software development	77,397	57,107
Income taxes receivable	6,601	9,783
Prepaid expenses and other current assets	24,378	14,530

Total current assets	645,631	522,559
Property and equipment, net	35,363	26,822
Licenses, net of current portion	64,182	75,523
Software development, net of current portion	18,528	8,144
Income taxes receivable, net of current portion	9,513	9,513
Goodwill, net	86,053	83,440
Other long-term assets, net	23,573	21,392

TOTAL ASSETS	$882,843	$747,393

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Accounts payable	$41,332	$36,499
Accrued and other current liabilities	134,674	77,532
Deferred income taxes	8,007	6,841

Total current liabilities	184,013	120,872
Other long-term liabilities	60,368	72,059
Deferred income taxes, net of current portion	4,466	4,466
Minority interest	1,373	1,238
Common stock	634	607
Additional paid-in capital	389,669	347,462
Accumulated other comprehensive income	12,274	12,851
Retained earnings	230,046	187,838

Total stockholders’ equity	632,623	548,758

TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY	$882,843	$747,393

THQ Inc. and Subsidiaries
Unaudited Supplemental Financial Information

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Platform Revenue Mix
Consoles
Sony PlayStation 2	43.3%	42.6%	39.5%	36.1%
Microsoft Xbox	4.5	6.6	12.2	9.6
Nintendo Game Cube	9.7	11.1	8.2	11.2

	57.5	60.3	59.9	56.9

Handheld
Nintendo Game Boy Advance	23.4	27.2	21.5	26.6
Nintendo Dual Screen	4.7	0.6	2.8	0.4
Sony PlayStation Portable	3.7	0.0	2.1	0.0
Wireless	2.5	1.9	4.3	2.9

	34.3	29.7	30.7	29.9

PC	8.0	9.2	9.2	11.9
Other	0.2	0.8	0.2	1.3

	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix
Domestic	63.1%	63.0%	61.1%	63.0%
Foreign	36.9	37.0	38.9	37.0

	100.0%	100.0%	100.0%	100.0%